Exhibit 16.1

September 17, 2008

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Jones Soda Co. (the “Company”) and, under the date of March 13, 2008, we reported on the consolidated financial statements of Jones Soda Co. as of and for the years ended December 31, 2007 and 2006 and the effectiveness of internal control over financial reporting as of December 31, 2007. On September 11, 2008, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated September 17, 2008, and we agree with such statements except that we are not in a position to agree or disagree with the Company’s statements that: (1) the change was approved by the audit committee of the board of directors and (2) Deloitte & Touche LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting.

Very truly yours,

/s/ KPMG LLP
Chartered Accountants